Exhibit 10(f)

CBS EXCESS 401(k) PLAN
FOR DESIGNATED SENIOR EXECUTIVES

PART B - AMENDMENT AND RESTATEMENT AS OF JANUARY 1, 2009

Section 1.  Establishment and Purpose of the Plan.

1.1           Establishment.  The Viacom Excess 401(k) Plan for Designated Senior Executives was adopted as of August 28, 2002 as an unfunded plan of voluntarily deferred compensation for the benefit of Participants.  As of December 31, 2005, it was amended and restated and renamed the CBS Excess 401(k) Plan for Designated Senior Executives.

1.2           2009 Amendment and Restatement.  The Plan is hereby again amended and restated effective as of January 1, 2009 by the adoption of Part B of the Plan, as set forth herein.  Part A of the Plan, consisting of the original Plan adopted August 28, 2002 and the amendments made prior to October 3, 2004, applies to compensation that was Deferred prior to January 1, 2005 in accordance with the terms of those documents in effect from time to time prior to October 3, 2004.  The provisions of this Part B shall apply to compensation that is Deferred on or after January 1, 2005.  This Part B of the Plan is intended to meet all of the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), so that Participants will be eligible to defer the receipt of, and the liability for the federal income tax with respect to, certain items of compensation from one year to a later year in accordance with the provisions of applicable law and the provisions of the Plan.  With respect to compensation that was Deferred during the 2005, 2006, 2007 or 2008 calendar year, the Plan shall be administered in accordance with a reasonable, good faith interpretation of Code Section 409A, and such interpretation shall govern the rights of a Participant with respect to that period of time.

1.3           Reporting Employees.  Participation in this Plan is limited to employees of an Employer who are identified by the Company as executive officers and directors for purposes of Section 16 of the Securities Exchange Act of 1934 (“Reporting Employees”) and any employee of an Employer who is eligible to participate in the CBS Excess 401(k) Plan and whose securities may be attributable to a Reporting Employee for purposes of Section 16 of the Securities Exchange Act of 1934.  Any deferrals made under the CBS Excess 401(k) Plan by any Reporting Employee who was a participant in the CBS Excess 401(k) Plan and who becomes a Reporting Employee (or whose securities become attributable to a Reporting Employee) on or after January 1, 2005 shall be transferred to the Plan as of the date on which such employee becomes a Reporting Employee (or the date his securities become attributable to a Reporting Employee).  Any such transferred amounts that were Deferred under the CBS Excess 401(k) Plan prior to January 1, 2005 shall be governed by Part A of this Plan.  Any such transferred amounts that were Deferred on and after January 1, 2005 shall be governed by Part B of this Plan.  Except with respect to any amounts credited to a Post-2004 Subaccount, any elections and deferrals made under the CBS Excess 401(k) Plan by a Reporting Employee (or an employee whose securities may be attributable to a Reporting Employee) prior to the date his account is transferred to the Plan shall remain in full force and effect under the CBS Excess 401(k) Plan.

1.4           Purpose.  The purpose of this Plan is to provide a means by which a select group of Eligible Employees may, in certain circumstances, elect to defer receipt of a portion of their Compensation.  The Plan also provides that the Company will, in certain instances, credit the Account of a Participant with an Employer Match.

Section 2.  Definitions.

The following words and phrases as used in this Plan have the following meanings:

2.1           The term “Account” shall mean a Participant’s individual account, as described in Section 6.1 of the Plan.

2.2           The term “Annual Payments” is defined in Section 7.1(b)(i).

2.3           The term “Board of Directors” means the Board of Directors of the Company.

2.4           The term “Bonus” means any cash bonus paid under the STIP and any other annual cash bonus plan sponsored by an Employer which, in the discretion of the Committee, is comparable to the STIP.

2.5           The term “CBS 401(k) Plan” means the CBS 401(k) Plan (formerly known as the Viacom 401(k) Plan), originally effective as of September 1, 2001, and as amended from time to time thereafter (or any successor plan).

2.6           The term “Code” means the Internal Revenue Code of 1986, as amended.

2.7           The term “Committee” means the CBS Retirement Committee appointed by the Board of Directors.  The Committee may act on its own behalf or through the actions of its duly authorized delegate.

2.8           The term “Company” means CBS Corporation.

2.9           The term “Compensation” means an Eligible Employee’s base pay for services rendered to an Employer paid during such Employer’s payroll period, including all pre-tax elective contributions made on behalf of an Eligible Employee either to a “qualified cash or deferred arrangement” (as defined under Code Section 401(k) and applicable regulations), a “cafeteria plan” (as defined under Code Section 125 and applicable regulations), or a “qualified transportation fringe” (as defined under Code Section 132(f) and the applicable regulations) maintained by an Employer, plus all overtime pay, commissions, hazard pay and shift differential pay, but excluding (i) deferred compensation, (ii) additional compensation of every other kind, including cash bonuses under the Company’s Long Term Performance Plan, and (iii) any Bonus.  Compensation shall include salary or wages that are characterized by Paramount Pictures Corporation as “Idle Day earnings” and are paid to an Eligible Employee who is an Employee of Paramount Pictures Corporation who is characterized as a “Production Auditor.”

“Compensation” shall be determined without taking into account the limitations imposed by Code Section 401(a)(17).

2.10         The term “Deferral Election” is defined in Section 3.2(a).

2.11         The term “Deferred” means that an amount is considered to be deferred within the meaning of Treasury Regulations sections 1.409A-6(a)(2) and 1.409A-6(a)(3).

2.12         The term “Disability” or “Disabled” means that a Participant (i) has been determined to be disabled by the Social Security Administration, or (ii) is receiving benefits under the provisions of the long-term disability plan covering such Participant that is sponsored by or participated in by the Participant’s Employer.

2.13         The term “Election Agreement” is defined in Section 3.2(c).

2.14         The term “Election Filing Date” means the date not later than the December 31 immediately preceding the first day of the applicable calendar year for which a particular Deferral Election is made.

2.15         The term “Eligible Employee” means an employee of an Employer (i) for whom the sum of (a) the rate of annual base salary for a particular year and (b) actual commissions received for the prior year, equals or is greater than the annual compensation limit in effect under Code Section 401(a)(17) (as adjusted from time to time by the Committee); and (ii) is designated by the Committee as an employee who is eligible to participate in the Plan; and (iii) is notified in writing (including by email or other electronic means) by the Committee that he is eligible to participate in the Plan.  If an employee becomes an Eligible Employee with respect to any calendar year, such employee shall remain an Eligible Employee for all future calendar years; provided, however, that the Committee may terminate such employee’s eligibility for the Plan with respect to a calendar year if his annual base salary as of January 1 of such calendar year is anticipated to be less than the amount in clause (i) in effect for the calendar year in which such employee initially became an Eligible Employee.  Notwithstanding the foregoing, any employee who immediately prior to August 28, 2002 (i) was an eligible employee under the CBS Excess 401(k) Plan, and (ii) was a Reporting Employee, became an Eligible Employee under this Plan effective August 28, 2002.

2.16         The term “Employer” means the Company and any affiliate or subsidiary that adopts the Plan on behalf of its Eligible Employees, except as provided in Section 2.29.

2.17         The term “Employer Match” means the amounts credited to a Participant’s Account with respect to the Participant’s Excess Salary Reduction Contributions, calculated using the rate of matching contributions under the CBS 401(k) Plan in effect for the period to which such Plan contributions relate.

2.18         The term “Excess Salary Reduction Contributions” means the portion of a Participant’s Compensation that is earned during a calendar year after such Participant has reached any Limitation and that he elects to defer under the terms of this Plan.

2.19         The term “Investment Options” means the investment funds available to participants in the CBS 401(k) Plan, excluding the Self-Directed Brokerage Account.

2.20         The term “Joint Payment Option” means the time and form of payment options available for the payment of an Account as described in Section 7.1(b).

2.21         The term “Joint Payment Option Election” is defined in Section 7.1(b)(i).

2.22         The term “Limitation” means the limitation on (i) contributions to defined contribution plans under Code Section 415(c), (ii) compensation taken into account under Code Section 401(a)(17), or (iii) elective deferrals under Code Section 401(k)(3) and Code Section 402(g).

2.23         The term “Participant” means an Eligible Employee who elects to have Excess Salary Reduction Contributions made to the Plan.

2.24         The term “Payment Election” is defined in Section 7.1(a).

2.25         The term “Plan” means the CBS Excess 401(k) Plan for Designated Senior Executives as set forth herein, and as amended from time to time.  Part A of the Plan is attached hereto and shall apply to Compensation which was Deferred prior to January 1, 2005.  Part B of the Plan is set forth herein and shall apply to Compensation which is Deferred on or after January 1, 2005.  Certain provisions of this Part B apply as of certain earlier effective dates as specified herein.

2.26         The term “Post-2004 Subaccount” is defined in Section 6.1.

2.27         The term “Pre-2005 Subaccount” is defined in Section 6.1.

2.28         The term “Reporting Employee” is defined in Section 1.3.

2.29         The term “Separation from Service” means the condition that exists when an Employee who is a Participant in the Plan and the Employer reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services that the Employee will perform after such date (whether as an Employee or an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Employee has been providing services to the Employer for less than 36 months).  For purposes of this Section 2.29, for periods during which an Employee is on a paid bona fide leave of absence and has not otherwise experienced a Separation from Service, the Employee is treated as providing bona fide services at the level equal to the level of services that the Employee would have been required to perform to receive the compensation paid with respect to such leave of absence.  Periods during which an Employee is on an unpaid bona fide leave of absence and has not otherwise experienced a Separation from Service are disregarded for purposes of this Section 2.29 (including for purposes of determining the applicable 36-month (or shorter) period).  For purposes of this Section 2.29 and notwithstanding Section 2.16, the “Employer” shall be considered to include all members of the controlled group of corporations, trades or businesses which includes the Company; provided, however, that in applying Code Section 414(b), the phrase “at least 50 percent” shall be substituted for “at least 80 percent”; and in applying Code Section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent.”  Separation from Service shall be determined on the basis of the modifications described in Treasury Regulation Section 1.409A-1(h)(3) (or any successor regulation)) as defined in Code Section 409A and the regulations or other guidance issued thereunder.

2.30         The term “STIP” means the CBS Corporation Senior Executive Short-Term Incentive Plan or the CBS Corporation Short-Term Incentive Plan, as applicable, as amended from time to time.

2.31         The term “Unforeseeable Emergency” means an event that results in severe financial hardship to a Participant resulting from (a) an illness or accident of the Participant or his or her spouse, dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)), or beneficiary, (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary circumstances arising due to results beyond the control of the Participant.  This Section 2.31 shall be interpreted in a manner consistent with Code Section 409A and applicable provisions of the Treasury Regulations.

Section 3.  Participation.

3.1           Designation of Eligible Employees.  All employees who were Eligible Employees immediately prior to January 1, 2009 will remain Eligible Employees, subject to Section 2.15.  Beginning January 1, 2009, each month the Committee will designate in its sole discretion those employees who satisfy the terms of Section 2.15 as eligible to participate in the Plan.

3.2           Election to Participate.  (a)   To participate in the Plan for a calendar year, an Eligible Employee must make an annual election (a “Deferral Election”) to defer receipt of a specified portion of his or her Compensation for services rendered during such calendar year (“Excess Salary Reduction Contributions”) in accordance with this Section 3.  Subject to Section 3.2(b), such Deferral Election must be made not later than the Election Filing Date and shall be effective as of the Election Filing Date.  An Eligible Employee’s entitlement to make Excess Salary Reduction Contributions shall cease with respect to the calendar year following the calendar year in which he or she ceases to be an Eligible Employee.

(b)  Notwithstanding the foregoing, an employee who first becomes an Eligible Employee during the course of a calendar year beginning on or after January 1, 2005 shall make a Deferral Election within 30 days following the date the employee first becomes an Eligible Employee, provided that such employee has not already become eligible to participate in any other account balance plan of the Employer (as modified by Section 2.29) that is required to be aggregated with this Plan under Code Section 409A.  Such Deferral Election shall be effective on the date made and shall be effective with regard to Compensation earned during the calendar year following the filing of the Deferral Election with the Committee, as determined pursuant to the pro-ration method permitted under Code Section 409A.

(c)  All Deferral Elections shall be made on a written or electronic form acceptable to the Committee (an “Election Agreement”) filed with the Committee and shall specify the percentage of a Participant’s Compensation that is to be deferred under the Plan during the applicable calendar year.

(d)  All Deferral Elections relating to calendar years beginning on or after January 1, 2005, once effective, shall be irrevocable for that calendar year.  All Participants are required to make a Deferral Election for each calendar year.  If an Eligible Employee fails to make a Deferral Election for a given calendar year, the Eligible Employee shall not be entitled to participate in the Plan during that calendar year.  Such Eligible Employee may resume participation in the Plan by completing and filing with the Committee a new Deferral Election by the Election Filing Date for the succeeding calendar year(s).

3.3           Amount of Elections.  Each Deferral Election filed by an Eligible Employee must specify the amount of Excess Salary Reduction Contributions in a whole percentage between 1% and 15% of the Participant’s Compensation.

Section 4.  Employer Match.

An Employer Match calculated using the same performance based formula that is used to credit matching contributions under the CBS 401(k) Plan will be credited each payroll period to a Participant’s Account with respect to the eligible portion of Excess Salary Reduction Contributions to which an Employer Match has not previously been credited.  For this purpose, the eligible portion of a Participant’s Excess Salary Reduction Contributions shall be limited to 5% of such Excess Salary Reduction Contribution.  The eligible portion of a Participant’s Excess Salary Reduction Contributions for each calendar year shall be based on Compensation up to an annual maximum amount of $750,000.  Notwithstanding the foregoing, for any Participant who is also a participant in the new Viacom 401(k) Plan and either the new Viacom Excess 401(k) Plan or the new Viacom Excess 401(k) Plan for Designated Senior Executives after December 31, 2005, the maximum amount of Compensation with respect to which an Employer Match will be made is limited to $375,000.

Section 5.  Vesting

A Participant shall always be 100% vested in amounts credited to his Account hereunder, other than amounts attributable to an Employer Match.  A Participant’s Employer Match (and earnings and losses thereon) will become vested according to the following schedule:

Years of Vesting Service	Vesting %
Less than 1	0%
1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more	100%

For purposes of this Section 5, Years of Vesting Service will be determined in accordance with the provisions of the CBS 401(k) Plan.

Regardless of a Participant’s Years of Vesting Service, such Participant will become 100% vested in the Employer Match (and earnings or losses) upon reaching age 65 while an active employee with the Company or a subsidiary or affiliate, upon retirement at or after an early retirement age (determined under the terms of any tax-qualified defined benefit plan maintained by the Employer, as in effect on January 1, 2009, in which he participates), upon death or upon Disability.

Section 6.  Individual Account.

6.1           Creation of Accounts.  The Company will establish and maintain on its books a reserve Account in the name of each Participant.  Each Participant’s Account will be credited with the amount of the Participant’s Excess Salary Reduction Contributions (and earnings and losses thereon) and Employer Match (and earnings and losses thereon), if any, made in all calendar years.  A Participant’s Account will be divided into the following subaccounts:  (i) a “Pre-2005 Subaccount” for amounts deferred by a Participant and vested for purposes of Code Section 409A as of December 31, 2004 (and earnings and losses thereon), and (ii) a “Post-2004 Subaccount” for amounts deferred by a Participant and/or vested for purposes of Code Section 409A after December 31, 2004 (and earnings and losses thereon).  Amounts in the Pre-2005 Subaccounts, which are intended to qualify for “grandfathered” status, shall be subject to the terms and conditions specified in Part A of the Plan as in effect prior to January 1, 2005.

6.2           Investments.  (a)  Amounts, if any, in a Participant’s Post-2004 Subaccount will be credited through December 31st of the calendar year in which the Participant experiences a Separation from Service with an amount equal to the amount which would have been earned had such amounts been invested in the same Investment Options and in the same proportion as the Participant may elect, from time to time, to have his Salary Reduction Contributions and Matching Employer Contributions invested under the CBS 401(k) Plan (other than the Self-Directed Account), or if no such election has been made, in the Fixed Income Fund (or any successor fund); provided, however, that a Participant’s Employer Match is deemed to be notionally invested in the CBS Class B Common Stock Fund.

(b)  If a Participant elects (or is deemed to elect) to have his Post-2004 Subaccount distributed in a single lump sum payable on the later of (A) January 31st of the first calendar year following the calendar year in which the Participant experiences a Separation from Service or (B) the first day of the seventh calendar month following the calendar month in which the Participant experiences a Separation from Service, no additional adjustments will be made to the Participant’s Post 2004-Subaccount after December 31st of the calendar year in which the Participant experiences a Separation from Service that results in the Participant’s Account becoming payable in the following calendar year.  If a Participant elects a single lump sum payable in the second, third, fourth or fifth calendar year following the calendar year in which the Participant experiences a Separation from Service, the Participant’s Account shall be credited with earnings based on the rate of return in the Fixed Income Fund (or any successor fund) beginning January 1st of the calendar year following the calendar year in which the Participant experiences a Separation from Service that results in the Participant’s Account becoming payable and continuing through December 31st of the calendar year immediately preceding the calendar year in which the single lump sum is paid.

(c)  If a Participant elects to have his Post-2004 Subaccount distributed in Annual Payments, no additional adjustments will be made to any amount payable on January 31st of the first calendar year following the calendar year in which the Participant experiences a Separation from Service that results in his Post-2004 Subaccount becoming payable.  For any Annual Payments made in the second, third, fourth or fifth year following the calendar year in which the Participant experiences a Separation from Service, the Participant’s Post-2004 Subaccount shall be credited with earnings based on the rate of return in the Fixed Income Fund (or any successor fund) beginning January 1st of the calendar year following the calendar year in which the Participant experiences a Separation from Service that results in his Post-2004 Subaccount becoming payable and continuing through December 31st of the calendar year immediately preceding the calendar year in which each payment is made.

(d)  No provision of this Plan shall require the Company or the Employer to actually invest any amounts in any fund or in any other investment vehicle.

6.3           Account Statements.  Each Participant will be given, at least annually, a statement showing (i) the amount of all Excess Salary Reduction Contributions, (ii) the amount of Employer Match, if any, made with respect to his Account for such calendar year, and (iii) the balance of the Participant’s Account after crediting Investments.

Section 7.  Payment.

7.1           Joint Payment Option Election.  (a)  An Eligible Employee who has not elected or been deemed to have elected a Joint Payment Option under any other account balance plan that is required to be aggregated with this Plan under Code Section 409A shall, when he first becomes eligible to participate in the Plan, elect a Joint Payment Option on a written or electronic form acceptable to the Committee (a “Payment Election”) at the same time that the Eligible Employee files his initial Deferral Election to commence participation in the Plan pursuant to Section 3.2, and in any event not later than his initial Election Filing Date.  Such Payment Election shall be effective as of such initial Election Filing Date and shall be irrevocable.  A Joint Payment Option elected pursuant to a Payment Election shall apply to all amounts credited to the Participant’s Post-2004 Subaccount in this Plan and his Post-2004 Subaccount under any other account balance plan that is required to be aggregated with this Plan under Code Section 409A.

(b)(i)       A Participant may elect to receive his entire Post-2004 Subaccount under either of the following Joint Payment Options: (A) a single lump sum; or, (B) annual payments over a period of two, three, four or five years (“Annual Payments”).  The Annual Payments shall be treated as a single payment for purposes of this Section 7.  If a Participant elects to receive Annual Payments over a period of two or more years, such Annual Payments shall be made in substantially equal annual payments, unless the Participant designates, at the time of making his Joint Payment Option election, a specific percentage of his Post-2004 Subaccount to be distributed in each year.  All specified percentages must be a whole multiple of 10% and the total of all designated percentages must be equal to 100%.

(ii)           If a Participant makes a Joint Payment Option Election to receive Annual Payments, the first payment shall be made on the later of (A) January 31st of the calendar year immediately following the end of the calendar year in which the Participant experiences a Separation from Service or (B) the first business day of the seventh calendar month following the calendar month in which the Participant experiences a Separation from Service, and any subsequent Annual Payments shall be made on each applicable January 31st thereafter.

(iii)          If a Participant makes a Joint Payment Option Election to receive payments in a single lump sum, such lump sum payment shall be made on the later of (A) January 31st of the calendar year immediately following the calendar year in which the Participant experiences a Separation from Service or (B) the first business day of the seventh calendar month following the calendar month in which the Participant experiences a Separation from Service.  Alternatively, a Participant may elect for the single lump sum to be paid on January 31st of the second, third, fourth, or fifth calendar year following the end of the calendar year in which the Participant experiences a Separation from Service.

(iv)          If a Participant does not make a Joint Payment Option Election in accordance with the terms of the Plan or under any other account balance plan that is required to be aggregated with this Plan under Code Section 409A, such Participant shall be deemed to have elected to receive a single lump sum payable in accordance with the first sentence of Section 7.1(b)(iii).

(v)           The following examples illustrate the provisions of this Section 7.1(b):

Example 1: Assume that a Participant elects (or is deemed to elect) a Joint Payment Option that provides for a single lump sum payment on the later of (A) January 31st of the calendar year following the calendar year in which he incurs a Separation from Service or (B) the first business day of the seventh calendar month following the calendar month in which the Participant experiences a Separation from Service, and the Participant experiences a Separation from Service on March 15, 2009.  The lump sum shall be paid on January 31, 2010.  The Participant alternatively could have elected to receive his lump sum payment on January 31, 2011, 2012, 2013 or 2014.

Example 2:  Same facts as Example 1, except the Participant experiences a Separation from Service on September 15, 2009.  In this example, the lump sum will be paid on the first business day in April 2010.

Example 3: If a Participant elects a Joint Payment Option that provides for Annual Payments over a period of four years in the event of a Separation from Service and experiences a Separation from Service on March 15, 2009, each payment on January 31, 2010 through 2013 will be comprised of approximately 25% of the Participant’s Post-2004 Subaccount as of the Participant’s date of Separation from Service, though the actual amount of each payment may not be the same due to crediting of investment gains and losses through December 31st of the calendar year prior to the calendar year of each such payment.  A Participant alternatively could designate that 10% of his Post-2004 Subaccount be distributed on January 31, 2010, 20% on

January 31, 2011, 30% on January 31, 2012 and 40% on January 31, 2013, or, any other combination of percentages that totals 100%.

Example 4:  Same facts as Example 3, except the Participant experiences a Separation from Service on September 15, 2009.  In this example, the first payment shall be made on the first business day in April 2010, and the remaining three payments will be made on January 31, 2011, 2012, and 2013.  The alternative schedule described in Example 3 would result in payment of 10% of his Post-2004 Subaccount on the first business day in April 2010, 20% on January 31, 2011, 30% on January 31, 2012 and 40% on January 31, 2013.

7.2           Payment on Account of Separation from Service.  If a Participant experiences a Separation from Service prior to his death, the Participant shall commence receiving payments from his Post-2004 Subaccount in accordance with the Joint Payment Option Election in effect with respect to the Participant.

7.3           Payment on Account of Participant’s Death. If a Participant dies prior to his Separation from Service, the Participant’s entire Post-2004 Subaccount shall be paid to the Participant’s beneficiary in a single lump sum payment within 90 days of the Participant’s death.

Section 8.Unforeseeable Emergency Distributions and Deferral Revocations.

A Participant may request the Committee to accelerate distribution of all or any part of the value of his Post-2004 Subaccount solely for the purpose of alleviating an Unforeseeable Emergency.  Payments of amounts as a result of an Unforeseeable Emergency may not exceed the amount necessary to satisfy such Unforeseeable Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, and after taking into account any additional compensation that is available to the Participant upon cancellation of the Participant’s Excess Salary Reduction Contributions.  The Committee may request that the Participant provide certifications and other evidence of qualification for such Unforeseeable Emergency distribution as it determines appropriate.  The decision of the Committee with respect to the grant or denial of all or any part of such request shall be in the sole discretion of the Committee, whether or not the Participant demonstrates that an Unforeseeable Emergency exists, and shall be final and binding and not subject to review.  If a Participant receives a distribution upon an Unforeseeable Emergency pursuant to this Section 8 or a hardship withdrawal under the CBS 401(k) Plan, the Participant’s Deferral Election will be canceled in its entirety for the remainder of the calendar year in which such Unforeseeable Emergency distribution is made under this Plan and under any other account balance plan that is required to be aggregated with this Plan under Code Section 409A.

Section 9.  Beneficiary Designation.

A Participant’s beneficiary designation for this Plan will automatically be the same as the Participant’s beneficiary designation recognized under the CBS 401(k) Plan, unless a separate written designation of beneficiary form for this Plan has been properly filed with the Committee in a form acceptable to the Committee.  In the absence of such a designation and at any other time when there is no existing beneficiary designated hereunder, the beneficiary of the Participant for payment of his Account hereunder shall be the estate of the Participant.  If two or more persons designated as a Participant’s beneficiary are in existence with respect to his Post-2004 Subaccount, the amount of any lump sum payment payable hereunder shall be divided equally among such persons unless the Participant’s beneficiary designation specifically provides for a different allocation.

Section 10.  Nature of Interest of Participant.

Participation in this Plan will not create, in favor of any Participant, any right or lien in or against any of the assets of the Company or any Employer, and all amounts of compensation deferred hereunder shall at all times remain an unrestricted asset of the Company or the Employer.  A Participant’s rights to benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance.  All payments hereunder shall be paid in cash from the general funds of the Company or applicable Employer and no special or separate fund shall be established and no other segregation of assets shall be made to assure the payment of benefits hereunder.  Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between any Employer and a Participant or any other person, and the Company’s and each Employer’s promise to pay benefits hereunder shall at all times remain unfunded as to the Participant.

Section 11.  Administration.

11.1         Committee. The Plan shall be administered by the Committee. The Committee shall have sole and absolute discretion to interpret, where necessary, the provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to determine the rights and status under the Plan of any Participant and other persons, to resolve questions or disputes arising under the Plan and to make any determinations with respect to the benefits hereunder and the persons entitled thereto as may be necessary for the purposes of the Plan.

11.2         Powers of the Committee.  In furtherance of, but without limiting Section 11.1, the Committee shall have the following specific authorities, which it shall discharge in its sole and absolute discretion in accordance with the terms of the Plan (as interpreted, to the extent necessary, by the Committee):

(i)                                     to determine who are Eligible Employees for purposes of participation in the Plan;

(ii)                                  to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan, including without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision;

(iii)                               to adopt rules consistent with the Plan;

(iv)                              to approve certain amendments to the Plan;

(v)                                 to determine the amounts payable to any person under the Plan; and

(vi)                              to conduct the claims procedure specified in Section 11.3.

11.3         Claims Procedure.

(a)  Initial Claim.  The Committee will make all determinations as to the right of any persons to benefits under the Plan in accordance with the governing Plan documents.  Any denial by the Committee of a claim for benefits under the Plan by a Participant will be stated in writing by the Committee and delivered or mailed to the Participant within a reasonable period of time, but not later than 90 days after receipt of the claim by the Plan, unless the Committee determines that special circumstances require an extension of time for processing the claim.  Written notice of the extension shall be furnished to the Participant prior to the termination of the initial 90-day period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination, which cannot exceed a period of 90 days from the end of the initial period.

(b)  Manner and Content of Notification of Benefit Determination.  The Committee shall provide a Participant with written notification (which may be delivered electronically) of any adverse benefit determination.  The notification shall set forth in a manner calculated to be understood by the Participant:

(i)            The specific reason or reasons for the adverse determination;

(ii)           Reference to the specific Plan provisions on which the determination is based;

(iii)          A description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)          A description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(c)  Review of Benefit Determination.  The Committee will provide to any Participant whose claim for benefits has been denied an opportunity for a full and fair review of the denial.  As part of the review, the Committee will:

(i)            Provide a Participant at least 60 days (180 days for a claim regarding Disability) following the receipt of a notification of an adverse benefit determination within which to appeal the determination;

(ii)           Provide a Participant the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits;

(iii)          Provide that a Participant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim for benefits; and

(iv)          Provide for a review that takes into account all comments, documents, records, and other information submitted by the Participant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)  Notification of Determination on Review.  The Committee shall provide a Participant with written notification (which may be delivered electronically) of the Plan’s benefits determination on review within a reasonable period of time, but not later than 60 days after receipt of the claim by the Plan, unless the Committee determines that special circumstances require an extension of time for processing the claim.  Written notice of the extension will be furnished to a Participant prior to the termination of the initial 60-day period.  The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination on review, which cannot exceed a period of 60 days from the end of the initial period.  In the case of an adverse benefit determination, the notification shall set forth, in a manner calculated to be understood by the Participant:

(i)            The specific reason or reasons for the adverse determination;

(ii)           Reference to the specific Plan provisions on which the benefit determination is based;

(iii)          A statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim for benefits; and

(iv)          A statement describing any voluntary appeal procedures offered by the Plan and the Participant’s right to obtain the information about such procedures and a statement of the Participant’s right to bring an action under Section 502(a) of ERISA.

11.4         Finality of Committee Determinations and Delegation.  Determinations by the Committee and any interpretation, rule, or decision adopted by the Committee under the Plan or in carrying out or administering the Plan shall be final and binding for all purposes and upon all interested persons, their heirs, and personal representatives.  The Committee shall be the named fiduciary of the Plan.  The Committee may delegate to any person any one or more of its powers, functions, duties or responsibilities with respect to the Plan, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of Accounts.

11.5         Rules and Regulations Established by Committee.  The Committee may promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the terms and conditions of the Plan; provided however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan.  The rules, regulations and interpretations made by the Committee shall, subject only to the claims procedure outlined in Section 11.3, be final and binding on any employee, former employee, or other individual making a claim for Plan benefits.

Section 12.  No Employment Rights

No provisions of the Plan or any action taken by the Company, any Employer, the Board of Directors, or the Committee shall give any person any right to be retained in the employ of the Company or any Employer, and the right and power of the Company or any Employer to dismiss or discharge any Participant is specifically reserved.

Section 13.  Amendment, Suspension, and Termination.

The Committee shall have the right to amend the Plan at any time, unless provided otherwise in the Company’s governing documents.  The Board of Directors shall have the right to suspend or terminate the Plan at any time.  No amendment, suspension or termination shall, without the consent of a Participant, adversely affect such Participant’s rights in his Account; provided, however, that the consent requirement of Participants to certain actions shall not apply to any amendment or termination that is deemed necessary by the Company to avoid the imposition on any person of additional taxes, penalties or interest under Code Section 409A.  In the event the Plan is terminated, the Committee may continue to administer the Plan in accordance with the relevant provisions thereof or shall have the right to change the time and form of distribution of Participants’ Accounts, including requiring that the Accounts be immediately distributed in the form of a lump sum payment; provided, however, that no such change in the time or form of payment shall cause the Plan to fail to comply with the requirements of Code Section 409A.

Section 14.  Miscellaneous

14.1         Severability.  If a provision of the Plan shall be held invalid, the invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the invalid provision had not been included in the Plan.

14.2         Governing Law.  The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of New York, to the extent not preempted by the laws of the United States.

14.3         Gender.  Wherein used herein, words in the masculine form shall be deemed to refer to females as well as males.

14.4         Code Section 409A.  To the extent applicable, it is intended that this Plan comply with the provisions of Code Section 409A.  References to Code Section 409A shall include any proposed, temporary or final regulation, or any other guidance, promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.  This Plan shall be administered and interpreted in a manner consistent with this intent.  If any provision of this Plan is susceptible of two interpretations, one of which results in the compliance of the Plan with Code Section 409A and the applicable Treasury Regulations, and one of which does not, then the provision shall be given the interpretation that results in compliance with Code Section 409A and the applicable Treasury Regulations.  Notwithstanding the foregoing or any other provision of this Plan to the contrary, neither CBS nor any of its subsidiaries or affiliates shall be deemed to guarantee any particular tax result for any Participant, spouse, or beneficiary with respect to any payments provided hereunder.